Exhibit 3.20

CERTIFICATE OF AMENDMENT

To

CERTIFICATE OF INCORPORATION

Of

AIRPAX HOLDINGS, INC.

Airpax Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

The amendment to the Corporation’s Certificate of Incorporation set forth in the following resolution approved by the Corporation’s Board of Directors and stockholders was duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware:

RESOLVED: That the Certificate of Incorporation of the Corporation be amended by striking Article First in its entirety and substituting therefor:

FIRST: The name of the corporation is Sensata Technologies Maryland, Inc.

IN WITNESS WHEREOF, the undersigned, being the Secretary of the Corporation, for the purpose of amending the Certificate of Incorporation of said Corporation, pursuant to Section 242 of the Delaware Corporation Law, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his/her hand this 20th day of September, 2007.

BY:	/s/ Martha Sullivan

ITS:	Secretary